Exhibit 10.28

FIRST AMENDMENT TO OPTION AGREEMENT

This First Amendment to Option Agreement dated December 18, 2020 (“Amendment Effective Date”) is by and between ionQ, Inc. (“Licensee”) and Duke University (“DUKE”).

WHEREAS, Licensee and DUKE entered into an option agreement dated July 15, 2016 (the “Option Agreement”);

WHEREAS, Licensee and DUKE entered into a license agreement July 19, 2016 and amended September 22, 2017 and October 4, 2018 (collectively the “License Agreement”); and

WHEREAS, the Parties signed an Amendment on December 17th and this Amendment replaces and supersedes that Amendment;

WHEREAS, DUKE and Licensee desire to modify certain provisions of the Option Agreement as provided herein.

NOW THEREFORE, DUKE and Licensee agree as follows:

1.	The Amendment dated December 17th, is hereby void and replaced by this Amendment.

2.	The existing Background section shall be deleted in its entirety and replaced with the following:

Background: UNIVERSITY OF MARYLAND, a constituent institution of the University System of Maryland, itself a public agency and instrumentality of the State of Maryland, U.S.A., (UMD), through its Office of Technology Commercialization (OTC) having a principal place of business at 2130 Mitchell Building, 7999 Regents Dr., College Park, MD 20742, and Licensee executed an Exclusive License Agreement, effective July 15, 2016, to certain DUKE and UMD-owned intellectual property (the “Exclusive License Agreement”). Licensee wishes to have the option to license additional solely DUKE- owned intellectual property and that may be conceived, reduced to practice, or developed by Jungsang Kim, Chris Monroe and/or Kenneth Brown, along with inventors in labs supervised by Jungsang Kim, Chris Monroe or Kenneth Brown. This Option Agreement sets forth the terms and conditions under which DUKE will make known to Licensee any such additional and related solely or jointly DUKE-owned intellectual property and Licensee will be able to exclusively license the same under the Exclusive License Agreement.

3.	Existing Paragraph 1.02 shall be deleted in its entirety and replaced with the following:

“Option Period” shall mean the period of ten (10) years from the Effective Date of this Option Agreement specifically through July 15th, 2026, unless extended by the terms of this Option Agreement.”

4.	Existing Paragraph 1.03 shall be deleted in its entirety and replaced with the following:

“Option Intellectual Property” or “Option IP” shall mean any intellectual property (IP), including, patent rights and copyrights, in any inventions or discoveries, where: (a) Jungsang Kim, acting in his capacity as an employee of DUKE, is the sole or joint inventor or author and such IP was not funded with any for profit third party support in a manner that provides such third party rights to said IP (e.g., a sponsored research agreement with a third party for-profit entity), (b) Chris Monroe, acting in his capacity as an employee of DUKE, is the sole or joint inventor or author and such IP was not funded with any for profit third party support in a manner that provides such third party rights to said IP (e.g., a sponsored research agreement with a third party for-profit entity), and/or (c) Kenneth Brown, acting in his capacity as an employee of DUKE, is the sole or joint inventor or author and such IP was not funded with any for profit third party support in a manner that provides such third party rights to said IP (e.g., a sponsored research agreement with a third party for-profit entity), and/or (d) an individual in a lab supervised by Jungsang Kim, Chris Monroe and/or Kenneth Brown and under the control of DUKE is the sole or a joint inventor or author and such IP was not funded with any for profit third party support in a manner that provides such third party rights to said IP (e.g., a sponsored research agreement with a third party for-profit entity); and/or (e) is co-invented or authored with Licensee; and/or (f) is solely owned by Duke and that is conceived, reduced to practice, authored, and first formally disclosed to DUKE’s Office of Licensing and Ventures (“OLV”), during the Option Period (unless extended by the terms of this Option Agreement) and that relates to the field of quantum information processing devices; and/or (g) Duke’s interest in any such IP that is jointly owned by Duke and one or more a third parties (that is capable of being licensed to Licensee either exclusively or nonexclusively) that is conceived, reduced to practice, authored, and first formally disclosed to DUKE’s Office of Licensing and Ventures (“OLV”), during the Option Period (unless extended by the terms of this Option Agreement) and that relates to the field of quantum information processing devices. Any Option IP that is developed under a sponsored research agreement with a Federal Agency or a Federal Agency and one or more contracting parties shall be governed by the terms of any provided Intellectual Property Management Plan or, if in the event of any conflicts between the Intellectual Property management Plan and the Federal Agency award or subaward, the provisions set forth in the Award or subaward.”

5.	Paragraphs 9 and 10 are hereby deleted in their entirety and replaced with the following:

“9. CONSIDERATION. In exchange for all of the rights to the Option IP under this Agreement (both during the initial five year term and the extended term), on the Amendment Effective Date Licensee shall issue DUKE an additional 299,946 shares of Licensee Common Stock for a total of 381,123 shares of Licensee Common Stock. No further consideration shall be due to DUKE for the exercise of the Option and the licensing of the Option IP under the License Agreement.

10. Omitted. ”

6.

Except as specifically modified and amended above, all other terms and conditions of the Option Agreement remain unchanged and in effect and are hereby ratified and adopted as though fully set forth herein.

IN WITNESS WHEREOF, the parties have entered into this Amendment to the Amended Agreement as of the date and year first above-written.

IONQ		DUKE UNIVERSITY

By:	/s/ Peter Chapman	By:	/s/ Robin L. Rasor
Name:	Peter Chapman	Name:	Robin L. Rasor
Title:	President/CEO	Title:	Executive Director, Office of Licensing &
Ventures

2